Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION
OF
DELPID GROWTH CAPITAL CORP.

April 7, 2021

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:20 PM 04/07/2021
FILED 05:20 PM 04/07/2021
SR 20211213833 - File Number 3547201

Delphi Growth Capital Corp. (hereinafter called the "Corporation"), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

FIRST: The Article Fourth of the Corporation's Certificate oflncorporation (the "Certificate of Incorporation") is hereby amended and restated in its entirety as follows:

"The total number of shares of stock which the Corporation is authorized to issue is 1,000,000,000, consisting of (a) 999,000,000 shares ofcommon stock, par value $0.0001 per share (the "Common Stock"), including (i) 800,000,000 shares of Class A Common Stock, par value $0.0001 per share (the "Class A Common Stock"), and (ii) 199,000,000 shares of Class B Common Stock, par value $0.0001 per share (the "Class B Common Stock"), and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share (the "Preferred Stock").

Upon the effectiveness of this Certificate of Amendment (this "Amendment") to the Certificate oflncorporation (the "Effective Time"), all ofthe 1,990 (one thousand, nine hundred and ninety) shares of Class B Common Stock, par value $0.01 per share, issued and outstanding or held in treasury immediately prior to the Effective Time ("Old Class B Common Stock") shall automatically and without further action on the part of the Corporation or any holder of Old Class B Common Stock be reclassified as 8,625,000 (eight million and six hundred and twenty-five thousand) shares of Class B Common Stock, par value $0.0001 per share ("New Class B Common Stock"). From and after the Effective Time, each certificate (if any) representing Old Class B Common Stock shall automatically and without the necessity of presenting the same for exchange, represent the number of whole shares of New Class B Common Stock into which the shares of Old Class B Common Stock shall have been reclassified pursuant to this Amendment, until the same shall be surrendered for transfer or exchange.

Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the authorized and unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the voting rights, if any, designations, powers, preferences and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, of each such series of Preferred Stock, and the number of shares constituting such series. Whenever the Corporation desires to do so, a certificate of designation setting forth a copy of such resolution or resolutions providing for such series of Preferred Stock, fixing the voting rights, if any, designations powers, preferences and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, of such series of Preferred Stock and the number of shares of such series of Preferred Stock shall be executed and filed with the Secretary of State of the State of Delaware. Unless otherwise provided in any such resolution or resolutions providing for one or more series of Preferred Stock, the number of shares of each such series may be increased or decreased (but not below the number of shares thereof then outstanding). Unless otherwise provided in any such resolution or resolutions providing for one or more series of Preferred Stock, the voting rights, if any, designations, powers, preferences and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, of each series of Preferred Stock may differ from those of any and all other series at any time outstanding.

2

Except as otherwise provided by this Certificate oflncorporation or required by the DGCL, each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter submitted to the stockholders of the Corporation."

SECOND: This Amendment was approved and declared advisable by the Board of Directors and duly adopted by the sole stockholder in accordance with the provisions of Section 242 of the DGCL (including by written consent of the sole stockholder pursuant to Section 228 of the DGCL).

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed in its corporate name as of the date first written above.

Delphi Growth Capital Corp.

By:	/s/ James R. Crossen
Name:	James R. Crossen
Title:	Authorized Officer

[Signature Page to Certificate of Amendment]